Exhibit 99.1

PLACER SIERRA BANCSHARES

PRESS RELEASE

FOR IMMEDIATE RELEASE

For more information contact:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Ronald W. Bachli, Chairman & CEO	Tony Rossi
David E. Hooston, Chief Financial Officer	(310) 854-8317
(916) 554-4750

PLACER SIERRA BANCSHARES

TO BEGIN PAYING QUARTERLY DIVIDEND

Sacramento, CA, November 19, 2004 — Placer Sierra Bancshares (Nasdaq: PLSB) today announced that its board of directors has authorized the initiation of a quarterly dividend payment. A dividend of $0.05 per outstanding share of common stock will be paid to shareholders of record, as of December 17, 2004, with a payment date of January 4, 2005.

“We are committed to returning a portion of our income to shareholders on a quarterly basis, while also maintaining sufficient capital to continue implementing our growth strategies,” said Ron Bachli, Chairman and Chief Executive Officer of Placer Sierra Bancshares. “We intend to increase our dividend payments as we continue to grow the bank in the future, which we believe will enhance the total return we generate for shareholders.”

About Placer Sierra Bancshares

Placer Sierra Bancshares is a California-based bank holding company for Placer Sierra Bank, a California state-chartered commercial bank. Through its 23 Northern California branches, Placer Sierra Bank serves a five county area including Placer, Sacramento and El Dorado counties, commonly known as the greater Sacramento metropolitan region, and the adjacent counties of Sierra and Nevada. Through its nine Southern California branches, Placer Sierra Bank serves both Los Angeles and Orange counties. Placer Sierra Bank provides its customers the resources of a large financial institution together with the resourcefulness and superior customer service of a community bank.

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Placer Sierra Bancshares

November 19, 2004

Placer Sierra Bank offers a broad array of deposit products and services for both commercial and consumer customers, including electronic banking, cash management services, electronic bill payment and investment services with an emphasis on relationship banking and focus on generating low cost deposits. In addition, Placer Sierra Bank provides competitive loan products such as commercial loans and lines of credit, commercial real estate loans, Small Business Administration loans, residential mortgage loans, home equity lines of credit and construction loans.

This press release contains statements of a forward-looking nature which represent the beliefs of Placer Sierra Bancshares’ management and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to Placer Sierra Bancshares. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. Placer Sierra Bancshares undertakes no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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